UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) - April 13, 2007

TXU CORP.
(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411
(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code - (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K/A amends the Form 8-K filed by TXU Corp. (the “Company”) on April 19, 2007 to include estimates of impairment and exit/disposal activity costs. Except as specifically set forth herein, this Form 8-K/A does not amend or update the Form 8-K filed by the Company on April 19, 2007.

ITEM 2.05   COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

As previously disclosed in the Company’s Forms 8-K filed on March 5, 2007 and April 19, 2007 and Form 10-K filed on March 2, 2007, TXU Generation Development Company LLC (“TXU DevCo”), a wholly-owned subsidiary of the Company, has suspended the development of eight of its 11 lignite/coal-fueled generation units. In connection with such suspension, TXU DevCo has terminated certain purchase orders for engineered equipment and certain other agreements related to the development program.

In the first quarter 2007, the Company recorded a charge totaling $713 million ($463 million after-tax) in connection with such suspension. This charge included $11 million for costs arising from the termination of certain equipment purchase orders. In April 2007, the Company negotiated the termination of certain equipment orders, which is expected to result in a pretax charge of approximately $79 million to be reported in second quarter 2007 results. The Company is exposed to additional liabilities of up to approximately $150 million for termination and suspension costs under other equipment purchase orders and construction agreements related to the development program. Because the amounts ultimately payable under these purchase orders and construction agreements cannot be reasonably estimated at this time (and may be subject to dispute), none of the up to approximately $150 million has been recorded. Additional charges for termination liabilities are expected to be recorded as uncertainties regarding suppliers’ costs incurred as a result of the terminations are resolved.

ITEM 2.06	MATERIAL IMPAIRMENTS

In connection with the suspension of the development of eight generation units described in Item 2.05 above, the Company recorded a charge totaling $713 million ($463 million after-tax) in the first quarter of 2007. This decision required an evaluation of the recoverability of recorded assets associated with the development program. The charge included $702 of impairment charges, comprised of $673 million for the impairment of construction work-in-process asset balances and $29 million for the write-off of deferred financing costs (including commitment fees and costs for professional services). In determining the charge to be recorded, the Company applied accounting rules for impairment of long-lived assets under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and other relevant accounting guidance.

The Company’s construction work-in-process asset balances totaled $871 million at March 31, 2007 prior to the writedown and included progress payments made and accruals for amounts due to equipment suppliers, based on percentage of completion estimates, engineering and design services costs, site preparation expenditures, internal salary and related overhead costs for personnel engaged directly in construction management activities and capitalized interest. The construction work-in-process balance subsequent to the writedown totals $198 million at March 31, 2007 and consists of $159 million in estimated recovery amounts, using a probability-weighted methodology, from equipment salvage and potential resale activities, and $39 million in equipment projects at existing generation plant sites that are expected to have future value. The ultimate loss to be realized related to the construction work-in-process assets may differ materially from the estimate recorded in the first quarter of 2007 as amounts due to suppliers for actual work completed are resolved and salvage and resale actions are finalized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TXU CORP.
By:	/s/Stan Szlauderbach
Name:	Stan Szlauderbach
Title:	Senior Vice President and Controller

Dated: May 7, 2007